UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 27, 2006

(Date of Report (Date of earliest event reported))

LONGVIEW FIBRE COMPANY

(Exact name of Registrant as specified in its charter)

Washington	001-10061	91-0298760
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Fibre Way, Longview Washington 98632

(Address of principal executive offices) (Zip Code)

(360) 425-1550

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 27, 2006, Longview Fibre Company (the “Company”) entered into a Separation Agreement (the “Separation Agreement”) with Lisa J. McLaughlin, in connection with Ms. McLaughlin’s cessation of employment with the Company effective November 19, 2006 and resignation from the Company’s Board of Directors, described in Item 5.02, below.

Under the terms of the Separation Agreement, the Company will pay to Ms. McLaughlin a severance payment in the amount equal to twenty-four months’ base salary at her current level, payable between January 1, 2007 and January 15, 2007. The Company also will pay Ms. McLaughlin an amount equal to 75% of the payment she would have received under the Company’s Short-Term Incentive Plan (the “STIP”) for the fiscal year ending December 31, 2006, had she been a participant in the STIP for the entire fiscal year. Ms. McLaughlin’s STIP payment will be made on the later of (a) the date on which awards under the STIP for the 2006 fiscal year are paid to participants in the STIP and (b) the earliest date on which such amount can be paid without violating Section 409A of the Internal Revenue Code. The Separation Agreement also provides a general release of the Company by Ms. McLaughlin.

The foregoing description is qualified in its entirety by reference to the Separation Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 25, 2006, the Company previously announced the resignation of Lisa J. McLaughlin, effective on that date, as the Company’s Senior Vice President-Finance, Secretary and Treasurer. On October 27, 2006, the Company accepted the resignation of Ms. McLaughlin, effective on that date, from the Board of Directors of the Company. In connection with her resignation, Ms. McLaughlin entered into a Separation Agreement with the Company, described in Item 1.01, above.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Separation Agreement by and between Lisa J. McLaughlin and Longview Fibre Company, dated as of October 27, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONGVIEW FIBRE COMPANY

By:	/s/ R.H. Wollenberg
Name:	R.H. Wollenberg
Title:	Chief Executive Officer and Chairman of the Board

Dated: November 01, 2006

EXHIBIT INDEX

Exhibit Number	Description
10.1	Separation Agreement by and between Lisa J. McLaughlin and Longview Fibre Company, dated as of October 27, 2006.